UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)   April 10, 2002

QUALITY DISTRIBUTION, INC.

(Exact name of registrant as specified in its charter)

Florida (State or Other Jurisdiction of Incorporation)	0-24180 (Commission File Number)	59-3239073 (I.R.S. Employer Identification No.)

3802 Corporex Park Drive
Tampa, Florida 33619
(Address of principal executive
offices including Zip Code)

(813) 630-5826
(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events
SIGNATURES

Item 5.	Other Events

     Pursuant to the terms of an Offering Memorandum and Consent Solicitation Statement, dated April 10, 2002 (the “Offering Memorandum”), Quality Distribution, Inc. (the “Company”) commenced an offer (the “Exchange Offer”) to exchange (the “Debt/Equity Exchange”), for each $1,000 in principal amount of its currently outstanding 10% Series B Senior Subordinated Notes due 2006 (the “Old Fixed Rate Notes”) and Series B Floating Interest Rate Subordinated Term Securities due 2006 (FIRSTSSM) (the “FIRSTS” and, together with the Old Fixed Rate Notes, the “Old Notes”), for debt and equity securities (the “Debt/Equity Securities”) consisting of (i) $650 principal amount of new 12 1/2% Senior Subordinated Secured Notes due 2008 (the “New Notes”) to be issued by a wholly owned subsidiary of the Company and which will acquire substantially all of the Company’s assets, (B) $150 principal amount of new 12% Junior Subordinated PIK Notes due 2009 (the “Junior PIK Notes”) to be issued by the Company and (C) 1.59 Warrants, each to purchase one share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at an exercise price of $10 per share (the “Warrants”).

     The completion of the Debt/Equity Exchange is conditioned upon, among other things, at least $61.3 million aggregate principal amount of Old Notes (excluding the $53.0 million aggregate principal amount of Old Notes covered by the Lock-Up Agreements described below) being validly tendered (and not properly withdrawn) in the Exchange Offer (the “$61.3 Million Threshold”). If the $61.3 Million Threshold is not satisfied, the Debt/Equity Exchange will not occur and eligible holders of Old Notes who have validly tendered (and not properly withdrawn) their Old Notes in the Exchange Offer prior to the expiration date will receive in exchange (the “Senior Note Exchange”) for their Old Notes a like principal amount of new 10% Senior Secured Notes due 2008 (the “10% Senior Secured Notes”) to be issued by the Company. The Exchange Offer will expire on May 8, 2002, unless extended.

     In conjunction with the Exchange Offer, the Company is soliciting consents from holders of Old Notes to amend the existing indenture governing the Old Notes. The proposed amendments would eliminate many of the restrictive covenants contained in the existing indenture and allow, among other things, the Company to complete the Debt/Equity Exchange. The proposed amendments require for adoption the Company’s receipt of consents from holders representing at least a majority of the outstanding principal amount of Old Notes held by persons other than the Company or its affiliates. The adoption of the proposed amendments to the existing indenture is not conditioned on the consummation of the Debt/Equity Exchange.

     In connection with the Exchange Offer, on April 10, 2002, the Company entered into lock-up agreements (collectively, the “Lock-Up Agreements”) with (i) certain affiliates of Apollo Management, L.P., the Company’s controlling stockholder (“Apollo”), (ii) certain affiliates of Ares Management, L.P. (“Ares”) and (iii) certain members of the Company’s management (the “Management Group”). Apollo, Ares and the Management Group collectively hold $53.0 million aggregate principal amount, or approximately 37.9%, of Old Notes.

     The Lock-Up Agreements provide that (i) if the $61.3 Million Threshold is satisfied (but the $78.3 Million Threshold (as defined below) and certain other conditions are not satisfied or waived) and the Debt/Equity Exchange is consummated pursuant to the terms of the

Offering Memorandum, then Apollo, Ares and the Management Group will exchange their Old Notes for the Debt/Equity Securities, (ii) if at least $78.3 million aggregate principal amount of Old Notes (excluding the $53.0 million aggregate principal amount of Old Notes covered by the Lock-Up Agreements) are validly tendered (and not properly withdrawn) in the Exchange Offer (the “$78.3 Million Threshold”) and certain other conditions are satisfied or waived, then, in lieu of receiving Debt/Equity Securities, Apollo will exchange its $29.5 million of Old Notes for shares of the Company’s 13.75% preferred stock, $0.01 par value per share (the “13.75% Preferred Stock”) and purchase an additional $10.0 million of 13.75% Preferred Stock, (iii) if Apollo exchanges its Old Notes for 13.75% Preferred Stock as described in clause (ii) above, then the Management Group, in lieu of receiving Debt/Equity Securities, will exchange its $1.0 million of Old Notes for shares of 13.75% Preferred Stock and (iv) if the Senior Note Exchange is consummated, then Apollo, Ares and the Management Group will exchange their $53.0 million aggregate principal amount of Old Notes for a like principal amount of 10% Senior Secured Notes.

     The Debt/Equity Securities or the 10% Senior Secured Notes, as applicable, and the 13.75% Preferred Stock will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This report is neither an offer to exchange, nor the solicitation of an offer to exchange, any Old Notes for Debt/Equity Securities or 10% Senior Secured Notes, as applicable, nor the solicitation of any consents to the proposed amendments to the existing indenture for the Old Notes.

     Headquartered in Tampa, Florida, Quality Distribution, Inc. is the largest bulk tank truck carrier in the United States based on bulk service revenues. The Company operates principally through three main transportation subsidiaries: Quality Carriers, Inc., Transplastics, Inc. and Levy Transport, Ltd/Levy Transport LTEE, and through Quala Systems, Inc., a nationwide tank cleaning company. As of December 31, 2001, the Company operated 7,737 trailers, of which 6,446 were owned or leased, and 3,394 tractors, of which 774 were owned or leased by the Company.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALITY DISTRIBUTION, INC. (Registrant)

Date:	April 10, 2002	By:	/s/ Thomas L. Finkbiner Thomas L. Finkbiner President and Chief Executive Officer